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Exhibit 23.2




The Board of Directors
The Kushner-Locke Company:

We consent to incorporation by reference in the registration statements (Nos. 333-72785, 333-80521, 333-40391, 333-10239 and 33-82942) on Form S-3 and (Nos.
333-79729, 333-63297, 33-45248 and 33-86768) on Form S-8 of The Kushner-Locke
Company of our report dated December 26, 1997, relating to the consolidated statements of operations, stockholders' equity and cash flows of The Kushner-Locke Company for the year ended September 30, 1997, and the related schedule for the year ended September 30,1997, which report appears in the September 30, 1999 annual report on Form 10-K of The Kushner-Locke Company.

KPMG LLP

Los Angeles, California
December 21, 1999